Exhibit 2

20 May 2004

Mr. Mark Davison                                  Mayne Group Limited
Vice-President                                    ABN 56 004 073 410
Global Corporate & Investment Bank
Citibank Pty Limited                              PO Box 1671N GPO Melbourne
Citigroup Centre 2 Park Street                    Victoria 3001 Australia
Sydney NSW 2000                                   390 St. Kilda Road Melbourne
AUSTRALIA                                         Victoria 3004 Australia
                                                  Telephone 61 3 9868 0700
                                                  Fax 61 3 9867 1179


cc:   Mr. David B. Russell
      Citibank, N.A.
      Managing Director
      Asia Pacific ADRs/GDRs

Dear Mark

By this letter, and pursuant to Section 5.04 of the Deposit Agreement dated as of March 10, 1987 (the "Deposit Agreement") among Mayne Group Limited1 (the "Company"), Citibank, N.A. ("Bank & Trust"), as Depositary, and the holders from time to time of American Depositary Receipts issued thereunder (the "Receipt"), the Company effective August 12, 2004 (the "Succession Date"), hereby removes Citibank, N.A. as Depositary under the Deposit Agreement and appoints The Bank of New York ("BNY") as successor Depositary thereunder. Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Deposit Agreement. By execution of this letter by BNY in the space provided below, BNY accepts its appointment as successor Depositary under the Deposit Agreement, effective on the Succession Date, and agrees to be bound by the terms of this letter and to perform its obligations set forth herein.

In connection with this appointment and in accordance with Section 5.04 of the Deposit Agreement and in confirmation of the provisions of the foregoing paragraph, the Company directs Citibank, N.A. to transfer BNY all of Citibank, N.A.'s rights and powers under the Deposit Agreement, to duly assign, transfer and deliver all right, title, and interest in the Deposited Securities to BNY, and to delivery to BNY a list of the Holders of all outstanding American
Depositary Receipts on the books for the registration of transfer thereof maintained by Citibank, N.A., effective on the Succession Date. By execution of this letter by Citibank, N.A. in the space provided below, Citibank, N.A. effects such assignment and transfer and agrees to effect such deliveries.

By this letter and pursuant to Section 5.01 of the Deposit Agreement, the Company and BNY remove Citibank, N.A. as a registrar for the registry of Receipts or American Depositary Shares evidenced thereby on any stock exchanges or securities markets in the United States, effective on the Succession Date and BNY hereby agrees to act as a substitute registrar effective on the Succession Date.

By separate letter, BNY will provide you with the first requests for information in order to ensure a smooth transition for our ADR holders. Effective on the Succession Date, Citibank, N.A.'s custodian,

----------
1 Mayne Nickless Limited (the party to the Deposit Agreement) changed its name to Mayne Group Limited effective 21 January 2002


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acting as agent for Citibank,  N.A. as the original  Depositary,  shall cease to act as Custodian and Custodian or Custodians appointed by BNY shall become the substitute Custodian.

BNY will be in contact with you and your current Custodian regarding the delivery of the Deposited Securities and any relevant records to the substitute Custodian.

In accordance with Section 5.05, BNY will promptly mail notice of it's appointment and of the appointment of the substitute Custodian to the record holders of Receipts in the manner provided in Section 7.05, and accordingly will be in further touch with you for these purposes.

BNY will absorb your reasonable out of pocket expenses in connection with the transition. We understand that you will not, and by Citibank, N.A.'s execution of this letter Citibank, N.A. confirms that it will not, charge the Company or any Holder any fees or any additional expense or other charges associated with this change of Depositaries.

Please execute both of the enclosed copies of this letter in the same form provided below and return them to me.

We look forward to your cooperation in this matter.


Yours sincerely,
Mayne Group Limited


/s/ Paul Binfield
------------------------
Paul Binfield
Chief Financial Officer
Mayne Group Limited


THE BANK OF NEW YORK


By: /s/ Andrew J. Zelter
  ------------------------
Name: Andrew J. Zelter
Title: Managing Director


Citibank, N.A.


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